Exhibit 99.1

[FHLBank Atlanta Logo]

News Release

March 13, 2009

FOR IMMEDIATE RELEASE CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces 2008 Operating Highlights

ATLANTA, March 13, 2009 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year and quarter ended Dec. 31, 2008.

In the fourth quarter of 2008, the Bank earned $74.6 million in net income, a $48.1 million or 39.2 percent decrease from net income of $122.7 for the fourth quarter of 2007. The decrease in net income for the fourth quarter of 2008 compared to the fourth quarter of 2007 was primarily the result of the recording of an other-than-temporary impairment (OTTI) loss of $98.7 million on the Bank's private-label mortgage-backed securities.

FHLBank Atlanta's net income for 2008 was $253.8 million, a $191.1 million or a 43.0 percent decrease from net income of $444.9 million for 2007. The decrease in net income for 2008 compared to 2007 was due primarily to the establishment of a $170.5 million reserve during the third quarter for a receivable from Lehman Brothers Special Financing Inc. (LBSF) in light of its bankruptcy filing and amounts due to the Bank from LBSF under certain swap transactions, and the recording of an OTTI loss of $186.1 million on private-label mortgage-backed securities, representing an OTTI loss of $87.4 million and $98.7 million for the third and fourth quarters of 2008, respectively.

These amounts were offset partially by a $142.5 million increase in net interest income for 2008 compared to 2007. The increase in net interest income resulted primarily from reduced interest expense on consolidated obligations resulting from increased demand in the marketplace for short-term debt and a corresponding decrease in demand for long-term debt. This reduction in borrowing costs more than offset the reduction in interest income on interest-earning assets due to declining interest rates during the period.

As of Dec. 31, 2008, total assets were $208.6 billion, an increase of $19.6 billion, or 10.4 percent, from Dec. 31, 2007. The increase in total assets was primarily a result of a $23.0 billion, or 16.1 percent, increase in advances during the period.

As of Dec. 31, 2008, total capital was $8.9 billion, an increase of $870.7 million, or 10.9 percent, from Dec. 31, 2007. The increase in total capital was primarily a result of an increase in the Bank's activity-based stock during the period that corresponds to the increase in advances. The Bank's retained earnings decreased during 2008 by $33.9 million to $434.9 million as of Dec. 31, 2008. At Dec. 31, 2008, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

"The Bank continues to satisfy the funding requests of its members and remains fundamentally sound during this most difficult of market environments," said Richard A. Dorfman, the Bank's President and Chief Executive Officer. "We are committed to continuing to provide stable and reliable funding that can assist in stabilizing the banking industry and the broader economy."

The Bank will announce 2008 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 31, 2009. At that time, the Bank also will provide members with information about any dividend for the fourth quarter of 2008.

About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help more than 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $3 billion to the Affordable Housing Program.

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Some of the statements made in this announcement, including, without limitation, those statements that relate to the Bank's financial results, are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions, changes or approvals; future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.

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